Exhibit 99.1

GOLDEN MINERALS RECEIVES CONTINUED LISTING STANDARD NOTICE FROM NYSE AMERICAN

GOLDEN, CO - / BUSINESS WIRE/ - July 9, 2024 – Golden Minerals Company (“Golden Minerals”, “Golden” or the “Company”) (NYSE-A: AUMN and TSX: AUMN) today announced that on July 2, 2024, the Company was notified by the NYSE American LLC (the “NYSE American”) that it was not in compliance with three of the NYSE American’s continued listing standards as set forth in Part 10 of the NYSE American Company Guide (the “Company Guide”). Specifically, the Company is not in compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide since it reported stockholders’ equity of $0.6 million as of March 31, 2024 and losses from continuing operations and/or net losses in its five most recent fiscal years. The Company was previously notified on June 9, 2023 that it was not in compliance with Section 1003(a)(iii). On July 6, 2023, the Company submitted a plan to achieve compliance by December 6, 2024. On August 22, 2023, the NYSE Regulation staff accepted the plan and granted a plan period through December 6, 2024.

The notification from the NYSE American has no immediate effect on the Company’s common stock or its business operations. The Company’s common stock will continue to be listed on the NYSE American under the symbol “AUMN” while it regains compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide, subject to the Company’s compliance with other continued listing requirements.

About Golden Minerals

Golden Minerals is a precious metals mining exploration company based in Golden, Colorado. The Company is primarily focused on advancing its El Quevar silver property in Argentina and also on advancing its Yoquivo property in Mexico. The Company is also focused on acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, including statements regarding the plan to achieve compliance with the NYSE American and other factors that may cause actual results, performance or achievements to be materially different than those expressed or implied. These statements are subject to risks and uncertainties. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals can be found in the periodic and current reports filed with the Securities Exchange Commission by Golden Minerals, including the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

(303) 839-5060

investor.relations@goldenminerals.com

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060